Exhibit 5.1

June 10, 2009

Citigroup Inc.

399 Park Avenue

New York, New York 10043

Ladies & Gentlemen:

I am an Assistant General Counsel—Capital Markets of Citigroup Inc., a Delaware corporation (“Citigroup”). I refer to the filing by Citigroup with the Securities and Exchange Commission of a Registration Statement on Form S-4, Registration Statement No. 333-158100 (the “Registration Statement”) relating to shares of Citgroup’s common stock, par value $0.01 per share (the “Common Stock”) issuable upon exchange for certain series of preferred stock and trust preferred securities, as described in the Registration Statement. The terms defined in the Registration Statement are used herein as defined therein.

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as I have deemed necessary or advisable for the purposes of this opinion.

Upon the basis of the foregoing, I am of the opinion that:

1. Citigroup has been duly incorporated and is an existing corporation in good standing under the laws of the State of Delaware; and

2. The shares of Common Stock to be issued upon consummation of the Exchange Offers have been duly authorized and, when issued and delivered as provided in the Registration Statement, will be duly and validly issued, fully paid and nonassessable, and will have the rights set forth in Citigroup’s Restated Certificate of Incorporation, and the issuance of the Common Stock will not be subject to any preemptive or similar rights. In giving this opinion, I assume that the aggregate number of shares of Common Stock issued in connection with the Exchange Offers does not exceed 5,992,307,693 shares.

My opinion is limited to matters governed by the Federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the General Corporation Law of the State of Delaware and such applicable provisions of the Delaware Constitution). I am not admitted to the practice of law in the State of Delaware.

I consent to the use of this opinion in the Registration Statement and to the reference to my name in the Prospectus constituting a part of the Registration Statement under the heading “Legal Matters.” In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Michael J. Tarpley

Michael J. Tarpley

Assistant General Counsel—Capital Markets